Exhibit 99.1

N E W S R E L E A SE	For Immediate Release

Contact: Joe Fazzino
860-263-4725

joe.fazzino@virtus.com

Virtus Investment Partners Announces

Proposed $175 Million Public Offering of Common Stock

Hartford, CT, September 9, 2013 – Virtus Investment Partners, Inc. (NASDAQ: VRTS), which operates a multi-manager asset management business, today announced that it has commenced, subject to market conditions, a public offering of $175 million of its common stock. Virtus will grant the underwriters a 30-day option to purchase up to an additional 15 percent of the number of shares offered at the public offering price.

Virtus intends to use the net proceeds of this offering to expand its seed capital program for new investment strategies and funds; invest in other growth opportunities; and for general corporate purposes.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC will act as joint lead bookrunning managers. BofA Merrill Lynch will also serve as bookrunning manager. UBS, Citigroup and RBC Capital Markets will act as senior co-managers and Raymond James, Sandler O’Neill and Wells Fargo will act as co-managers for the offering.

An automatically effective registration statement and a preliminary prospectus supplement relating to these securities have been filed with the Securities and Exchange Commission. The offering is being made only by means of a prospectus. Copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from:

Goldman, Sachs & Co. 200 West Street New York, NY 10282 Attention: Prospectus Department E-mail: prospectus-ny@ny.email.gs.com Telephone: (866) 471-2526	Morgan Stanley Prospectus Department 180 Varick Street, 2nd Floor New York, NY 10014 Attention: Prospectus Dept. E-mail: prospectus@morganstanley.com Telephone: (866) 718-1649

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 061030 | www.virtus.com

Virtus Announces Common Stock Offering- 2

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Virtus Investment Partners

Virtus Investment Partners (NASDAQ: VRTS) is a distinctive partnership of boutique investment managers singularly committed to the long-term success of individual and institutional investors. Virtus offers access to a variety of investment styles across multiple disciplines to meet a wide array of investor needs, and provides products and services through affiliated managers and select subadvisers, each with a distinct investment style, autonomous investment process and individual brand. Its affiliated managers include Duff & Phelps Investment Management Co., Euclid Advisors LLC, Kayne Anderson Rudnick Investment Management, LLC, Kleinwort Benson Investors International, Ltd., Newfleet Asset Management, LLC, Newfound Investments, LLC, Rampart Investment Management Co., LLC, and Zweig Advisers LLC. Additional information can be found at www.virtus.com.

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Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com